Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Aptorum Group Limited’s Form F-3 of our report dated July 16, 2024, except for Note 15, Subsequent Events, as to which the date is August 1, 2024, with respect to the financial statements of DiamiR Biosciences Corp. for the year ended May 31, 2024 included in the registration statement on Aptorum Group Limited’s Form S-4. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, NY

January 16, 2026